Press Release

Savings Institute Bank & Trust Mourns the Loss of Director William R. Harvey

WILLIMANTIC CT (January 11, 2017) –  SI Financial Group, Inc. announced that William R. Harvey, a member of the Boards of Directors of SI Financial Group and its wholly owned subsidiary, Savings Institute Bank & Trust, passed away on January 5, 2017.  Mr. Harvey was a member of the Board of Directors of SI Financial Group, Inc., the holding company of Savings Institute Bank & Trust. Prior to joining the SI Financial Group, Inc. board, he was the Chairman of the Board of Directors of Newport Bancorp, the holding company of NewportFed.

“Savings Institute Bank & Trust is deeply saddened by the unexpected passing of director Bill Harvey. Bill brought a strong sense of community and served with a high degree of integrity.  His contributions to the success and growth of both banks in which he was an active director will be missed by everyone who had the pleasure of getting to know him,” commented Rheo A. Brouillard, president and chief executive officer of Savings Institute Bank & Trust.  “We extend our heartfelt sympathy to Bill’s wife Betty Lou and his entire family.”

Mr. Harvey practiced law for over forty-five years. He practiced alongside his father, W. Ward Harvey, at Sheffield & Harvey. The practice later transitioned into Harvey, Carr & Hadfield, where he practiced alongside his son, William W. Harvey II.

Mr. Harvey was very active in the Aquidneck Island community. He was a member of the Middletown Town Council for eight years. He was the president of the Potter League for Animals and served on the Boards of Newport Hospital, The Newport County YMCA, The Preservation Society of Newport County and The Rhode Island Foundation.

Savings Institute Bank & Trust headquartered in Willimantic, Connecticut offers branch locations throughout Rhode Island and eastern Connecticut. With 1.5 billion in assets, the Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses since 1842.